                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant / /

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement           / / Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/x/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12


                              WEST COAST BANCORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                 GRAHAM & DONN
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

March 14, 1997



Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of West Coast Bancorp to be held at the Holiday Inn Crowne Plaza, located at 14811 Kruse Oaks Dr., Lake Oswego, Oregon on Friday, April 18, 1997 at 2:00 p.m., Pacific Daylight Time. The Crowne Plaza is located off Exit 292 (east bound) at the intersection of Kruse Way and Bangy Road.

At the annual meeting, West Coast Bancorp shareholders will be asked to approve the election of four directors for a term of three years, approve amendments to Directors Stock Option Plan and whatever other business properly comes before close of the annual meeting.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ABOVE MATTERS.

A proxy card is enclosed in the front portion of the mailing envelope. Please indicate your voting instructions and sign, date, and return the proxy card promptly in the business reply envelope provided. Whether or not you plan to attend the annual meeting in person, it is important that you return the enclosed proxy card so that your shares are voted. A proxy that is returned signed and dated but with no voting instructions will be voted in favor of the matter(s) and, in appropriate circumstances, will enable West Coast Bancorp's management to adjourn the meeting to continue to solicit votes to approve these matters. The proxy may be revoked in writing by the person giving it at any time before it is exercised by notice of such revocation to the Secretary of West Coast Bancorp, or by submitting a proxy having a later date, or by such person appearing at the meeting and electing to vote in person.

We value you as a shareholder of West Coast Bancorp and look forward to reporting the results of 1996 to you. We invite your comments concerning any of the company's affairs and hope you will contact us for any further information you desire.

Sincerely,



Lester D. Green                           Victor L. Bartruff
Chairman of the Board                     President & CEO

                               WEST COAST BANCORP
                         5335 SW MEADOWS ROAD, SUITE 201
                            LAKE OSWEGO, OREGON 97035

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 18, 1997


To the Shareholders of West Coast Bancorp:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of West Coast Bancorp (the "Company") will be held at the Crown Plaza Holiday Inn, located at 14811 Kruse Oaks Drive, Lake Oswego, Oregon, on Friday, April 18, 1997, at 2:00 p.m. local time for the purpose of considering and voting upon the following matters:

      1. ELECTION OF DIRECTORS. To elect four (4) Directors for a term of three years or until their successors have been elected and qualified.

      2. AMENDMENTS TO DIRECTOR STOCK OPTION PLAN. To approve amendments to the Director Stock Option Plan as more fully outlined in the accompanying proxy statement to (i) increase the number of shares available for grant; (ii) amend the Plan to allow the Board to grant options at the Board's discretion; and (iii) incorporate certain technical changes made in connection with revisions to Section 16 and tax law changes.

      3. WHATEVER OTHER BUSINESS may properly come before the Annual Meeting or any adjournments thereof.

      Only those shareholders of record at the close of business on February 28, 1997, shall be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

      Further information regarding voting rights and the business to be transacted at the Annual Meeting is given in the accompanying Proxy Statement. Your continued interest as a shareholder in the affairs of the Company, its growth and development, is genuinely appreciated by the directors, officers and personnel who serve you.

March 14, 1997                BY ORDER OF THE BOARD OF DIRECTORS


                              Carolyn R. Williams, Secretary

===============================================================================
                             YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, please sign and date your Proxy card and return it in the enclosed postage prepaid envelope. Retention of the Proxy is not necessary for admission to the Annual Meeting.

===============================================================================

                               WEST COAST BANCORP
                         5335 SW MEADOWS ROAD, SUITE 201
                            LAKE OSWEGO, OREGON 97035
                                 (503) 684-0884

                                 PROXY STATEMENT

      This Proxy Statement and the accompanying Proxy are being sent to shareholders on or about March 14, 1997, for use in connection with the Annual Meeting of Shareholders of West Coast Bancorp (the "Company") to be held on Friday, April 18, 1997. Only those shareholders of record at the close of business on February 28, 1997, shall be entitled to vote. The number of shares of the Company's no par value common stock (the "Common Stock"), outstanding and entitled to vote at the Annual Shareholders' Meeting is 6,706,268.

      The enclosed Proxy is solicited by and on behalf of the Board of Directors of the Company, with the cost of solicitation borne by the Company. Solicitation may be made by directors and officers of the Company and its subsidiaries, The Commercial Bank ("CB"), The Bank of Newport ("BON"), The Bank of Vancouver ("BOV"), Valley Commercial Bank ("VCB") and West Coast Trust ("WCT"), (collectively, the "Subsidiaries"). Solicitation may be made by use of the mails, by telephone, facsimile and personal interview. The Company does not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar recordholders for reasonable expenses in mailing proxy materials to beneficial owners.

      If the enclosed Proxy is duly executed and received in time for the meeting, it is the intention of the persons named in the Proxy to vote the shares represented by the Proxy FOR the four nominees listed in this Proxy Statement and FOR the amendments to the Director Stock Option Plan, unless otherwise directed. Any proxy given by a shareholder may be revoked before its exercise by notice to the Company in writing, by a subsequently dated proxy, or at the Meeting prior to the taking of the shareholder vote. The shares represented by properly executed, unrevoked proxies will be voted in accordance with the specifications in the Proxy. Shareholders have one vote for each share of Common Stock held. Shareholders are not entitled to cumulate their votes in the election of directors.

RECENT DEVELOPMENTS

      Reorganization of Senior Management

      In 1995, West Coast Bancorp, Newport, Oregon ("WCB") was merged with and into Commercial Bancorp, Salem, Oregon ("Commercial"), with the resulting company operating under the name "West Coast Bancorp" located in Lake Oswego, Oregon. It was agreed that for a period of time, the "merger of equals" would be led by the combined management team of Victor L. Bartruff (President and Chief Executive Officer from WCB) and Rodney B. Tibbatts (President and Chief Executive Officer from Commercial), in the dual position of Co-President and Co-Chief Executive Officer of the Company, each responsible for separate areas within the Company. Management considers that with the successful implementation of the merger of WCB and Commercial, it is time to transition the position of President and Chief Executive Officer to one individual. In that regard, effective February 1, 1997, Victor L. Bartruff assumed the role of President and Chief Executive Officer of the Company. Mr. Tibbatts will continue with the Company in the position of Executive

Vice President - Corporate Development, with substantially the same responsibilities as previously held which include overseeing mergers and acquisitions and interfacing with the investment community.

      As part of the reorganization, Mr. Bartruff has relinquished his position as President and Chief Executive Officer of BON and Mr. Timothy P. Dowling has been hired to fill the position of President and Chief Executive Officer of BON.

      Merger of Bank Subsidiaries

      On January 29, 1997, The Bank of Newport and Valley Commercial Bank entered into an agreement under which VCB will merge with and into BON, under the charter of BON, operating under the title of "Valley Commercial Bank". Currently, certain activities such as accounting, management and board reporting, regulatory reporting, asset liability management analysis and reporting, securities portfolio management, and loan portfolio management, as well as others, are being performed separately for each bank. This duplication not only utilizes a significant portion of management's time, but also forces the banks to maintain a higher staffing level than if the banks were merged and these activities were consolidated. Additionally, the merger of the two banks will bring greater unification to the markets served by the banks, and allow customers the ability to conduct increased business at the branches of the other bank.

      The Company anticipates that the merger of VCB and BON will close by March 31, 1997.

                             BUSINESS OF THE MEETING

      There are two matters being presented for consideration by the shareholders at the Annual Meeting.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

GENERAL

      The Company's Restated Articles of Incorporation ("Articles") provide that the number of directors must fall within a range of 8 and 20, the exact number to be determined by an affirmative vote of 75% of the directors then in office. The Articles also provide that the Board of Directors may fill vacancies created on the Board, provided that the number of directors shall at no time exceed 20.

      Directors are elected for a term of three years and until their successors have been elected and qualified. The Company's Articles require that the terms of the directors be staggered such that approximately one-third of the directors are elected each year. Stanley M. Green, whose term would have expired at the 1997 Annual Meeting, advised the Board in July 1996 of his resignation from the Board of Directors for personal reasons. Mr. Green, together with past director Chester Clark will serve as director emeritus. The Board has determined not to seek a replacement for Mr. Green at this time, and accordingly, has reduced the size of the Board to twelve.

      In accordance with the above, the Board of Directors has nominated Messrs. Ankeny, Bateman, McGregor and Pomajevich for election as directors for three-year terms to expire in the year 2000. Messrs. Ankeny, Bateman and McGregor are presently directors of the Company standing for re-election. Mr. Pomajevich was appointed a director of the Company as a result of the merger with Vancouver Bancorp ("VB") and is being nominated for election by the shareholders at this meeting. If either Messrs. Ankeny, Bateman, McGregor or Pomajevich should refuse or be unable to serve, your Proxy will be voted for such person as shall be designated by the Board of Directors to replace any such nominee. The Board of Directors presently has no knowledge that any of the nominees will refuse or be unable to serve.

      Other nominations, if any, may be made only in accordance with the prior notice provisions contained in the Bylaws of the Company.

                    INFORMATION WITH RESPECT TO NOMINEES AND
                         DIRECTORS WHOSE TERMS CONTINUE

      The following tables set forth certain information with respect to the nominees for director and for directors whose terms continue. The table below includes their ages, their principal occupations during the past five years, and the year first elected or appointed a director of the Company. The table also indicates the number of shares of Common Stock beneficially owned by each individual on December 31, 1996 and the percentage of Common Stock outstanding on that date that the individual's holdings represented. However, where beneficial ownership was less than one percent of all outstanding shares, the percentage is not reflected in the table.

                                                               SHARES AND
                                                              PERCENTAGE OF
                                                              COMMON STOCK
                                   PRINCIPAL OCCUPATION       BENEFICIALLY
        NAME, AGE AND               OF DIRECTOR DURING         OWNED AS OF
     TENURE AS DIRECTOR               LAST FIVE YEARS       DECEMBER 31, 1996
     ------------------               ---------------       -----------------
                                                                   (1)(2)
             NOMINEES FOR DIRECTOR FOR THREE YEAR TERM EXPIRING 2000

Lloyd D. Ankeny, 59             Personal Investments,              52,132
  Since 1995                    formerly Owner, Landmar
                                Development Corporation;
                                director of BON

Phillip G. Bateman, 56          President, Bateman                 29,120
  Since 1995                    Funeral Homes, Central
                                Coast Crematorium and
                                Chelan Abbey Mausoleum
                                and Columbarium; director
                                of BON

C. Douglas McGregor, 58         Chairman, Access Long               9,414
  Since  1994                   Distance; formerly EVP
                                with First Interstate
                                Bank of Oregon, N.A.;
                                director of CB

James J. Pomajevich, 54         Owner and President,               39,415(3)
 Since 1996                     Pomajevich Properties,
                                Inc.; Chairman of BOV


      THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES TO BE ELECTED AS DIRECTORS.

                      DIRECTORS WITH TERM EXPIRING IN 1998

Lester D. Green, 71             Property Manager of              54,922(3)
(Chairman of the Board)         Mission Properties;
  Since  1982                   former chair of Capitol
                                Auto Group

Jack E. Long, 58                Owner/Manager, J&L               14,806
  Since 1990                    Nursery Co., Inc.;
                                Chairman of CB

J. F. Ouderkirk, 46             Attorney, Partner of             26,181
  Since 1995                    Richardson, Ouderkirk and
                                Hollen; Chairman of BON;
                                director of WTC

Gary D. Putnam, 52              Executive Vice President,        11,627
  (Vice Chairman                Brentwood, Inc.; former
  of the Board)                 Treasurer/Chief Financial
  Since 1995                    Officer of Pump &
                                Drilling Supply, Inc.;
                                former President, Pacific
                                Drilling Supply Inc.;
                                former Chairman,
                                President and CEO of WCB;
                                director of BON

                      DIRECTORS WITH TERM EXPIRING IN 1999

Victor L. Bartruff, 49          President and Chief              70,543(4)
  Since 1995                    Executive Officer of the          (1.05%)
                                Company; former President
                                and CEO of BON; director
                                of BON, CB and VCB

William B. Loch, 63             President of Capital City        23,460(3)
  Since 1982                    Companies, Inc. and
                                Capital Warehouse
                                Company, Inc.; director
                                of CB

Robert D. Morrison, 65          First Vice President,            26,053
  Since 1982                    Financial Consultant,
                                Smith Barney, Inc.;
                                director of CB

Rodney B. Tibbatts, 57          Executive Vice                   54,395(3)
  since 1990                    President-Corporate
                                Development; formerly
                                Co-President and Co-CEO
                                of the Company; past
                                President and CEO of
                                Commercial; director of
                                CB; director of WCT

(1) Shares held directly with sole voting and sole investment power, unless otherwise indicated.

(2) Share amounts include stock options which are exercisable within 60 days as follows: Lloyd D. Ankeny, 2,861 shares; Victor L. Bartruff, 52,179 shares; Phillip G. Bateman, 11,017 shares; Lester D. Green, 1,925 shares; William B. Loch, 5,775 shares; Jack E. Long, 5,775 shares; C. Douglas McGregor, 1,925 shares; Robert D. Morrison, 5,775 shares; J.F. Ouderkirk, 12,565 shares; James J. Pomajevich 8,440 shares; Gary D. Putnam, 9,733 shares; Rodney B. Tibbatts, 50,413 shares.

(3) Share amounts include shares owned by the spouses of Lester D. Green (10,899), William B. Loch (1,543), James J. Pomajevich (6,766) and Rodney
      B. Tibbatts (3,982), each of whom disclaims any beneficial ownership of the shares.

(4) Share amount includes 4,565 shares held in IRA accounts for the benefit of Mr. Bartruff.


        INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

      The following sets forth information concerning the Board of Directors and Committees of the Company during the fiscal year ended 1996.

BOARD OF DIRECTORS

      The Company held fourteen (14) Board meetings in 1996. Each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees on which he served.

CERTAIN COMMITTEES OF THE BOARD OF DIRECTORS

      The Board of Directors of the Company have established an Audit and Compliance Committee ("Audit Committee"), a Compensation Committee and an Executive Committee. When the need arose the full Board served as the Nominating Committee.

      Audit Committee. The main function of the Audit Committee includes reviewing the plan, scope, and audit results of the independent auditors, as well as reviewing and approving the services of the independent auditors. The Audit Committee reviews or causes to be reviewed the reports of bank regulatory authorities and reports its conclusions to the Board of Directors. The Audit Committee also reviews procedures with respect to the Company's records and its business practices, and reviews the adequacy and implementation of the internal auditing, accounting and financial controls. The Committee held six (6) meetings during the year. For fiscal year 1996, members of the Audit Committee consisted of Messrs. Ankeny (Chairperson), Bateman, Loch, Morrison and Pomajevich.

      Compensation Committee. The Compensation Committee met seven (7) times for the purpose of reviewing Mr. Tibbatts' and Mr. Bartruff's salary and incentive compensation and for reviewing and recommending to the full Board stock option grants for executive officers. The Compensation Committee consisted of Messrs. McGregor (Chairperson), Ankeny, Morrison, L. Green and
S. Green (retired in July 1996). Neither Mr. Tibbatts nor Mr. Bartruff participated in the Board's action on their compensation.

      Executive Committee. The main function of the Executive Committee is to establish the agenda for the Company's Board of Directors meeting, to receive reports from the Executive Officers regarding their activities and the implementation of the Company's business plan, and to ensure the Company's strategic planning process is being followed. The Committee held fifteen (15) meetings during the year. For the fiscal year 1996, members of the Executive Committee consisted of Messrs. Putnam (Chairman), Bartruff, L.
Green, Long, Ouderkirk and Tibbatts.

COMPENSATION OF DIRECTORS

      The Company has established a program by which a non-employee director receives an annual retainer as a member of the Board of Directors as well as for each Committee that the Director attends. The Chairman of the Board and the Chairman of the Executive Committee each receive an annual retainer of $15,000; each committee Chairperson and each Director receives an annual retainer of $12,000; Chairman of the Audit Committee receives $300 for each meeting attended; and each committee member receives a fee of $200 for each meeting attended.

      Similar programs for directors of the Company's Subsidiaries have been established which are commensurate with the size of the institution and its peers banks.

DIRECTORS' DEFERRED COMPENSATION PLAN

      The Board of Directors adopted a Directors' Deferred Compensation Plan ("Directors DCP") which went into effect during the 1996 fiscal year and which is open to all non-employee directors of the Company or its Subsidiaries on a completely voluntary basis.

      Under the Directors' DCP, directors may elect to defer payment of a specified portion of their directors' fees with no limitation of the amount deferred. There are no Company paid contributions under this plan. Contributions are transferred to a so-called "rabbi trust." A director may invest their deferred fees in a number of investment funds similar to those offered under the 401(k) Plan, including Company stock. Distributions will be made after a director is no longer serving as a director for any of the companies participating in the Directors DCP or in the event of an unforeseeable financial emergency. Directors are fully vested in their benefits under the Directors DCP at all times.

      Benefit payments from the Director DCP are taxed as ordinary income in the year they are received by participants. The Company will generally receive a deduction for the deferred directors' fees at that time. ERISA's and the Internal Revenue Code's onerous tax-qualified plan rules generally do not apply to this plan.

DIRECTORS STOCK OPTION PLAN

      In 1995, the Board adopted and the shareholders approved a Director Stock Option Plan ("DSOP"). The DSOP authorizes the Board of Directors (or a committee of the Board) to administer the DSOP and to grant nonqualified stock options to directors of the Company. Pursuant to a preauthorized schedule, each non-employee director of the Company and its Subsidiaries automatically receive on an annual basis, an option to purchase shares of Common Stock of the Company. The DSOP provides that the exercise price of options granted under the DSOP must be not less than the greater of book value or market value at the time of grant. All options granted under the DSOP will expire not more than ten years from the date of grant. Up to 275,000 shares of the Company's Common Stock may currently be optioned and issued under the DSOP, subject to appropriate adjustments for any stock splits, stock dividends, or other changes in the capitalization of the Company. At the 1997 Annual Meeting, the shareholders will be asked to approve certain amendments to the DSOP. SEE "Proposal No. 2 - Amendments to Director Stock Option Plan".

                             EXECUTIVE COMPENSATION

      The following table sets forth a summary of certain information concerning compensation awarded to or paid by the Company for services rendered in all capacities, during the last three fiscal years to the Chief Executive Officer and the most highly compensated executive officers of the Company, whose total compensation during the last fiscal year exceeded $100,000. In the case of Mr. Bartruff and Mr. Kalkofen, amounts shown for the fiscal year 1994 were paid by WCB and/or BON.




==============================================================================================================
     NAME AND                YEAR                                                LONG TERM         ALL OTHER
PRINCIPAL POSITION                         ANNUAL COMPENSATION                 COMPENSATION       COMPENSATION
                                     ---------------------------------------------------------
                                                               OTHER        AWARDS     PAYOUTS
                                                               ANNUAL
                                      SALARY      BONUS     COMPENSATION
                                                   (1)           (2)
                                                                            ------------------
                                                                            OPTIONS     LTIP
                                                                              (3)      PAYOUTS
--------------------------------------------------------------------------------------------------------------
Victor L. Bartruff, *        1996    $150,000    $60,000          0          6,250                  $10,262
Co-President and Co-         1995     125,000     62,500          0          5,170        0           8,733
Chief Executive Officer;     1994     108,000     50,000          0          1,980        0           9,564
President and Chief                                                                                      (4)
Executive Officer of
BON

Rodney B. Tibbatts, *        1996    $150,000    $37,500          0          6,250        0         $ 7,994
Co-President and Co-         1995     125,004     47,000          0          5,170        0          21,719
Chief Executive Officer      1994     121,008     60,000          0          9,350        0          23,930
                                                                                                         (5)

Edgar B. Martin,             1996    $118,200    $39,900          0          4,125                  $23,164
President and Chief          1995     114,579     25,207          0          3,619        0          27,590
Executive Officer-CB         1994     110,201     36,366          0          7,150        0          22,675
                                                                                                         (6)

Donald A. Kalkofen           1996    $100,200    $40,080          0          5,000        0         $ 4,026
Senior Vice                  1995      80,000     34,000          0          6,204        0           3,420
President/Chief              1994      64,200     27,000          0          1,908        0           2,435
Financial Officer                                                                                        (7)

Cora A. Hallauer *           1996    $75,000     $30,000          0              0        0         $ 3,150
Senior Vice                  1995     70,000      34,466          0          4,136        0          11,378
President/Secretary          1994     61,280      26,222          0          3,850        0          10,807
                                                                                                         (8)
==============================================================================================================

* The positions listed are as of December 31, 1996. Effective February 1, 1997, Mr. Bartruff assumed the role of President and Chief Executive Officer of the Company and Mr. Tibbatts assumed the position of Executive Vice President - Corporate Development, with substantially the same responsibilities as previously held. In addition, Mr. Bartruff relinquished his position as President and Chief Executive Officer of BON. Mr. Timothy P. Dowling was hired to fill the position of President of BON. Effective January 31, 1997, Ms. Hallauer retired from her positions with the Company and CB.

(1) Includes bonuses paid or to be paid during the subsequent year but attributable to the year indicated.

(2) Does not include amounts attributable to miscellaneous benefits received by executive officers, including the use of company-owned automobiles and the payment of certain club dues. In the opinion of management, the costs to the Company of providing such benefits to any individual executive officer during the year ended December 31, 1996 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the individual.

(3) Options to acquire shares of Common Stock as adjusted for subsequent stock dividends and stock splits.

(4) Includes 401(k) Plan contribution in the amount of $4,503 and life insurance premium in the amount of $5,759 paid by the Company on behalf of Mr. Bartruff for the year ended 1996.

(5) Includes 401(k) Plan contribution in the amount of $4,500 and life insurance premium in the amount of $2,224 paid by the Company on behalf of Mr. Tibbatts for the year ended 1996.

(6) Includes 401(k) Plan contribution in the amount of $3,480 and life insurance premium in the amount of $15,484 paid by the Company on behalf of Mr. Martin for the year ended 1996.

(7) Includes 401(k) Plan contribution in the amount of $4,026 paid by the Company on behalf of Mr. Kalkofen.

(8) Includes 401(k) Plan contribution in the amount of $3,150 paid by the Company on behalf of Ms. Hallauer.

STOCK OPTIONS

   Option Grants. The following table sets forth certain information concerning individual grants of stock options pursuant to stock option plans awarded to the named executive officers during the year ended December 31, 1996.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

=================================================================================
                                                             POTENTIAL REALIZABLE
                                                                    VALUE AT
                      INDIVIDUAL GRANTS                       ASSUME ANNUAL RATES
                                                                 OF STOCK PRICE
                                                                  APPRECIATION
                                                               FOR OPTION TERM(2)
---------------------------------------------------------------------------------
                                 % OF
                                 TOTAL
                      OPTIONS   OPTIONS   EXERCISE  EXPIRATION
       NAME           GRANTED   GRANTED   PRICE(1)     DATE       5%       10%
                                  TO
                               EMPLOYEES
---------------------------------------------------------------------------------
Victor  L. Bartruff    6,250       8%      $14.60    05/30/06  $57,387   $145,429

Rodney B. Tibbatts     6,250       8%      $14.60    05/30/06  $57,387   $145,429

Edgar B. Martin        4,125       5%      $14.60    05/30/06  $37,875   $ 95,983

Donald A. Kalkofen     5,000       6%      $14.60    05/30/06  $45,907   $116,243
=================================================================================

(1) The option exercise price may be paid in cash or by surrendering for cancellation shares of Common Stock owned by the executive officer or a combination of the foregoing.

(2) The potential realizable value portion of the foregoing table illustrates values that might be realized upon exercise of the options immediately prior to the expiration of their term based upon the assumed compounded rates of appreciation in the value of Common Stock as specified in the table over the term of the options. These amounts do not take into account provisions of the options providing for termination of the option following termination of employment or nontransferability.

      Option Exercises. The following table sets forth certain information concerning exercises of stock options pursuant to stock option plans by the named executive officers during the year ended December 31, 1996 and stock options held at year end.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR END OPTION VALUES

==========================================================================================================
                                                       NUMBER OF                         VALUE OF
                                                      UNEXERCISED                UNEXERCISED OPTIONS AT
                       SHARES                     OPTIONS AT YEAR END                 YEAR END (1)
                      ACQUIRED     VALUE
    NAME                 ON       REALIZED
                      EXERCISE
                                              ------------------------------------------------------------
                                              EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------------------------------------------------------------------------------------------------
Victor L. Bartruff          0            0       51,281          3,386          $543,773        $37,974

Rodney B. Tibbatts          0            0       50,413              0          $377,699              0

Edgar B. Martin             0            0       32,860              0           238,508              0

Donald A. Kalkofen          0            0       22,773          2,438          $162,021        $23,124

Cora A. Hallauer       16,107     $102,047            0              0          $      0        $     0
----------------------------------------------------------------------------------------------------------

(1) On December 31, 1996, the closing price of Common Stock was $18.125. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be "in-the-money" and are considered to have a value equal to the difference between this amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option.

EMPLOYMENT AND SALARY CONTINUATION AGREEMENTS - 1996 EXPIRATION

      Employment Agreements. In 1995 in connection with the merger ("Merger") whereby WCB was merged with and into Commercial and Commercial changed its name to "West Coast Bancorp," Commercial entered into executive employment agreements with Rodney B. Tibbatts and Cora A. Hallauer (Corporate Secretary), and WCB entered into executive employment agreements with Victor L. Bartruff and Donald
A. Kalkofen (Chief Financial Officer). The employment agreements, which were conditioned upon consummation of the Merger, were assumed by the Company and replaced any employment or severance agreements to which such executives were parties.

      Each executive employment agreement provided that the executive officer hold such office through December 31, 1996. In addition to their base salary, the executive officers were eligible to receive bonuses and such other benefits as was determined by the Company. These employment agreements expired on December 31, 1996.

      Salary Continuation Agreements. In conjunction with the Merger, CB and BON entered into salary continuation agreements with certain officers. Each salary continuation agreement was conditioned upon consummation of the Merger and replaced any salary continuation or severance agreements previously in place. Under the salary continuation agreements, the officers were entitled to receive a salary continuation payment in the event their employment was terminated for good reason (as defined) prior to or in the event the officers elected to terminate their employment for good reason (as defined) prior to February 28, 1996, (or December 31, 1996 in the case of one officer). With the exception of one officer, these termination provisions under the Salary Continuation Agreements expired on February 28, 1996. However, the change in control provision in the Salary Continuation Agreements remained in effect and provided that in the event of a change in control (as defined) of the Company occurring either on or before June 30, 1996, or pursuant to a definitive agreement executed by that date, the officers would be entitled to receive a payment in the event of termination without cause or termination by the officer for good reason occurring prior to the anniversary date of the change in control (or December 31, 1996 in the case of one officer). In either such event, the salary continuation payment would be based on the officer's current salary as of the date of termination plus a prorated amount reflecting the officer's most recently received bonus or incentive compensation and would be payable in a lump sum. All obligations under these salary continuation agreements expired during the fiscal year 1996.

CURRENT SALARY CONTINUATION AGREEMENTS

      In December 1996 the Company, and as applicable, its Subsidiaries, and certain executive officers entered into new salary continuation agreements (the "Agreements"). Under these Agreements, the executive is entitled to receive a salary continuation payment if their employment is terminated (i) by the executive for good reason, following a change in control (as defined); (ii) by the Company, without cause, following a change in control; or (iii) by the Company, without cause, resulting from a contemplated change in control. The amount of the salary continuation payment is based on the executive's salary at the date of termination and most recent bonus and would be paid in a lump sum for a period of 24 months following the termination event (as defined) for Messrs. Bartruff and Tibbatts, for a period of 18 months for Mr. Kalkofen and for a period of 12 months for certain other executives including Mr. Martin.

DEFERRED COMPENSATION PLANS

      In December of 1994, CB approved a non-qualified Deferred Compensation Plan for Edgar B. Martin which provides that at age 65, Mr. Martin will be eligible to receive a retirement benefit of $250,000. The deferred plan was approved by the Board to compensate Mr. Martin for the short-fall which he would have otherwise received as a participant in CB's Defined Benefit Plan which was terminated on December 31, 1992. It is expected the deferred plan will be funded by an insurance contract, for which premiums will be paid on an annual basis.

      Effective January 1, 1996, the Company adopted an Executives' Deferred Compensation Plan ("Executive DCP") which is open only to individuals designated by the Board of Directors of the Company or its Subsidiaries.

      Participants may elect to defer payment of a specified portion of their salary and/or bonus. The amount of participants' annual deferral contributions is unlimited. In addition, the employers will contribute the amount, if any, that the executives cannot receive under the 401(k) Plan because of their participation in the Executive DCP. Employer contributions will be subject to the same vesting schedule as under the 401(k) Plan. Contributions are transferred to a so-called "rabbi trust." Distributions will be made in accordance with individual elections by participants. Participants are fully vested in their benefits under the Executive DCP at all times.

      Benefits under the Executive DCP will be taxed to participants as they receive them after termination of employment. The Company will receive a deduction for its contributions generally at that time. ERISA's and Internal Revenue Code's onerous tax-qualified plan rules generally do not apply to this plan.

BONUS COMPENSATION PLANS

      The Company and its Subsidiaries have each adopted a Bonus Compensation Plan for persons who generally are eligible to receive benefits. Under the Bonus Compensation Plans, participants receive additional compensation based on the Company's and the respective subsidiaries level of profitability and individual goals.

401(K) PLAN

      During 1995, Commercial and WCB each maintained a 401(k) profit sharing plan. Effective January 1, 1996, the Company merged the two plans and adopted a combined 401(k) Plan ("401(k) Plan") which is qualified for special tax treatment under Section 401(k) of the Internal Revenue Code, to provide for a single retirement plan to cover all employees of the Company, including all of its present and future subsidiaries.

      The 401(k) Plan allows for pre-tax employee contributions up to IRS maximum limits with a Company match of 50% of the first 6% of employee contribution. The Company may also make an additional discretionary contribution to qualifying employees. Employee elective contributions are 100% vested at all times. Matching and discretionary contributions have a five year vesting schedule beginning in the second year at 40% and 20% each year thereafter.

      As a result of the tax qualification of the 401(k) Plan, employees are not subject to federal or state income taxation on the employee elective contributions, employer contributions or earnings thereon until those amounts are distributed from the 401(k) Plan, although the Company continues to receive a compensation expense deduction for compensation paid.

                        REPORT ON EXECUTIVE COMPENSATION


      The following is a report of the non-employee members of the Compensation Committee of the Board of Directors (the "Committee") who are responsible for establishing and administering the Company's Executive Compensation Program. The following report (and members thereof) is specific to matters relating to compensation during the fiscal year 1996. Although members who comprise the Committee may change, the Company intends to utilize the same philosophy and objectives in the coming years as has previously been used to determine compensation for its executive officers.

      Compensation Philosophy and Objectives. The philosophy underlying the development and administration of the Company's annual and long-term compensation plans is the alignment of the interests of executive management with those of the shareholders. Key elements of this philosophy are:

      * Establish compensation plans which deliver pay commensurate with the Company's performance, as measured by operating, financial and strategic objectives,

      * Provide significant equity-based incentives for executives to ensure that they are motivated over the long-term to respond to the Company's business challenges and opportunities as owners rather than just as employees,

      * Reward of executives if shareholders receive an above-average return on their investment over the long-term.

      The objective for computing executive base salaries is to structure salaries that are competitive within the marketplace. An incentive bonus is the vehicle by which executives can earn additional compensation depending on individual and Company performance relative to certain annual objectives. The Company objectives are a combination of operating, financial and strategic goals (such as loan and deposit levels, asset quality, earnings per share, operating income, etc.) that are considered to be critical to the Company's fundamental goal - building shareholder value.

      The Company's long-term incentive program consists of the 1991 Combined Incentive and Non-Qualified Stock Option Plan. Annual grants are considered at the then value of the Company's Common Stock, thereby providing an additional incentive for executives to build shareholder value. Options granted in 1996 under the stock option plan have a term of 10 years and vest immediately. Executives receive value from these grants if strategic goals are achieved and the Company's Common Stock appreciates.

      Company Performance and Compensation. Compensation for the current year is based upon performance for the prior year. During 1995, the Company met or exceeded its strategic, operating and financial goals of asset quality, earnings per share, and operating income. Considering these accomplishments, which were not specifically weighted, for the fiscal year 1996 the Board awarded the Company's Co-Presidents and Co-CEO's, Victor L. Bartruff and Rodney B. Tibbatts, incentive bonus payments. In addition, the Board increased their base salaries by 20%. This increase positions their base salaries somewhat below the midpoint paid executives in a competitive group of banking companies.

      As an incentive for future performance and because the Company's performance ratios compared very favorable with publicly traded western U.S. banks, the Board granted Mr. Bartruff and Mr. Tibbatts stock options for 6,250 shares each. These awards provide incentive for Mr. Bartruff and Mr. Tibbatts to continue to build shareholder value over the long-term. In making these awards, the Board did not consider prior grants of stock options

                        EXECUTIVE COMPENSATION COMMITTEE

                        Lloyd D. Ankeny - Lester D. Green
       Stanley M. Green - Robert D. Morrison - C. Douglas McGregor (Chair)

            PROPOSAL NO. 2 - AMENDMENT TO DIRECTOR STOCK OPTION PLAN

      In 1995, the Board of Directors, with the approval of the shareholders, adopted a Director Stock Option Plan. As stated in the preceding section under "Compensation of Directors", the DSOP currently provides that up to 275,000 shares of the Company's Common Stock be available for issuance pursuant to the grant and exercise of stock options, as adjusted for stock dividends and splits. In May 1996, the Board amended the option pricing under the DSOP, subject to shareholder approval, by amending the granting schedule, to provide for the grant of options to directors of the Company, BON, CB and VCB. These grants are subject to a three-year vesting schedule. In addition, in October 1996, the Board approved amendments to the DSOP generated by the recent amendments adopted by the Securities and Exchange Commission to Section 16 of the Securities Exchange Act of 1934.

      As a result of the acquisition of BOV, the Board in January 10, 1997 approved the grant of options to certain directors of BOV, subject to shareholder approval, thereby amending Schedule A to reflect the grant. In February 1997, the Board approved further amendments to the DSOP to (i) increase the number of shares on which options may be granted under the DSOP from 275,000 to 400,000; (ii) allow the Board to grant future options at the Board's discretion rather than in accordance with a specific schedule, as provided by the recent amendments to Section 16; and (ii) make further technical amendments with respect to the Section 16 amendments and revisions to certain tax laws.

      In order for the above amendments to be adopted, the proposal must be approved by shareholders owning at least a majority of the outstanding shares of the Company's Common Stock.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENTS.

                             STOCK PERFORMANCE GRAPH

      The following chart compares the yearly percentage change in the cumulative shareholder return on the Company's Common Stock during the five fiscal years ended December 31, 1996, with (i) the Total Return Index for the NASDAQ Stock Market (U.S. Companies) as reported by the Center for Research in Securities Prices and (ii) the Total Return Index for NASDAQ Bank Stocks as reported by the Center for Research in Securities Prices. This comparison assumes $100.00 was invested on December 31, 1991, in the Company's Common Stock and the comparison groups and assumes the reinvestment of all cash dividends prior to any tax effect, and retention of all stock dividends.

                                            PERIOD ENDING
                   -------------------------------------------------------------
INDEX                 12/31/91  12/31/92  12/31/93  12/31/94  12/31/95  12/31/96
--------------------------------------------------------------------------------
West Coast Bancorp     100.00    188.83    197.05    200.28    256.22    354.23
Nasdaq - Total US      100.00    116.38    133.59    130.59    184.67    227.16
Nasdaq - Banks         100.00    145.55    165.99    165.38    246.32    325.60

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table provides information concerning the non-director executive officers named in the compensation table and all executive officers and directors of the Company as a group. The Company is not aware of any person who at December 31, 1996, beneficially owned more than five percent of its outstanding Common Stock.

                                                         SHARES AND PERCENTAGE
                                     RELATIONSHIP           OF COMMON STOCK
NAME, ADDRESS AND AGE              WITH THE COMPANY       BENEFICIALLY OWNED*
---------------------              ----------------       -------------------
Edgar B. Martin (57)            President and CEO of            37,451(1)(2)
301 Church Street N.E.          CB since 1991;
P.O. Box 1012                   employed by CB in
Salem, OR 93708                 various capacities
                                since 1973

Donald A. Kalkofen (33)         SVP and CFO of the              23,617(1)
5335 SW Meadows Road            Company since 1995;
Suite 201                       SVP and Treasurer of
Lake Oswego, OR  97305          WCB and SVP and CFO of
                                BON from 1993

Cora A. Hallauer (57) **        SVP and Secretary  of            1,501
301 Church Street N.E.          the Company and SVP
P.O. Box 1012                   Operations and
Salem, OR 93708                 Secretary of CB since
                                1990; VP & Systems
                                Operations Officer of
                                CB from 1985
                                                                 12.18%(1)

*     Unless otherwise noted, all shares owned represent less than one percent.

** Effective January 31, 1997, Ms. Hallauer retired from her positions with the Company and CB.

(1) Share amounts include options which are exercisable within 60 days as follows: Edgar B. Martin 32,860 shares, Donald A. Kalkofen 23,271 shares, directors and executive officers as a group 340,010 shares.

(2)   Includes 821 shares held in an IRA account for the benefit of Mr.
      Martin.

                          TRANSACTIONS WITH MANAGEMENT

      Various of the directors and officers of the Company, members of their immediate families, and firms in which they had an interest were customers of and had transactions with the Subsidiaries during 1996 in the ordinary course of business. Similar transactions may be expected to take place in the ordinary course of business in the future. All outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not, in the opinion of management, involve more than the normal risk of collectibility nor present other unfavorable features.

                COMPLIANCE WITH SECTION 16(A) FILING REQUIREMENTS

      Section 16(a) of the Securities Exchange Act of 1934, as amended, ("Section 16(a)") requires that all executive officers and directors of the Company and all persons who beneficially own more than 10 percent of the Company's Common Stock file reports with the Securities and Exchange Commission with respect to beneficial ownership of the Company's Securities. The Company has adopted procedures to assist its directors and executive officers in complying with the Section 16(a) filings.

      Based solely upon the Company's review of the copies of the filings which it received with respect to the fiscal year ended December 31, 1996, or written representations from certain reporting persons, the Company believes that all reporting persons made all filings required by Section 16(a) on a timely basis.

                                    AUDITORS

      Arthur Andersen, LLP, independent Certified Public Accountants, performed the audit of the consolidated financial statements for the Company and its wholly-owned subsidiaries, The Commercial Bank, The Bank of Newport, Bank of Vancouver, Valley Commercial Bank and West Coast Trust, for the year ended December 31, 1996. Representatives of Arthur Andersen, LLP will be present at the Annual Meeting, and will have the opportunity to make a statement if they so desire. They also will be available to respond to appropriate questions.

                                 OTHER BUSINESS

      The Board of Directors knows of no other matters to be brought before the shareholders at the Annual Meeting. In the event other matters are presented for a vote at the Meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.

      At the Meeting, management will report on the Company's business and shareholders will have the opportunity to ask questions.

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

      Proposals of shareholders intended to be presented at the 1998 Annual Shareholders' Meeting must be received by the Secretary of the Company prior to December 1, 1997, for inclusion in the 1998 Proxy Statement and form of proxy.

                          ANNUAL REPORT TO SHAREHOLDERS

      ANY SHAREHOLDER MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES EXCHANGE ACT OF 1934 FOR THE YEAR ENDED DECEMBER 31, 1996, INCLUDING FINANCIAL STATEMENTS. Written requests for the Form 10-K should be addressed to Carolyn R. Williams, Secretary to the Board of Directors of West Coast Bancorp, at P.O. Box 428; Salem, Oregon 97308-0428.


March 14, 1997                      BY ORDER OF THE BOARD OF DIRECTORS



                                    Carolyn R. Williams, Secretary

                               WEST COAST BANCORP

                                      PROXY

                       PLEASE SIGN AND RETURN IMMEDIATELY
           This Proxy Is Solicited on Behalf of the Board of Directors

      The undersigned hereby appoints Victor L. Bartruff and Carolyn R. Williams, and each of them (with full power to act alone) as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of West Coast Bancorp, held of record by the undersigned on March 1, 1997, at the Annual Meeting of Shareholders to be held on April 18, 1997, or any adjournment of such Meeting.

1.    ELECTION OF DIRECTORS

      A. I vote FOR all nominees listed below (except as marked to the contrary below) [ ]

      B. I WITHHOLD AUTHORITY to vote for any individual nominee whose name I have struck a line through in the list below [ ]

                Lloyd D. Ankeny - Phillip G. Bateman - C. Douglas
                         McGregor - James J. Pomajevich

2. APPROVE AMENDED AND RESTATED DIRECTOR STOCK OPTION PLAN AND RATIFY ACTIONS TAKEN BY THE BOARD OF DIRECTORS WITH RESPECT TO THE PLAN.

            FOR   [ ]           AGAINST     [ ]     ABSTAIN     [ ]

3. WHATEVER OTHER BUSINESS may properly be brought before the Meeting or any adjournment thereof.

      THIS PROXY CONFERS AUTHORITY TO VOTE "FOR" AND WILL BE VOTED "FOR" THE PROPOSALS LISTED UNLESS AUTHORITY IS WITHHELD OR A VOTE AGAINST OR AN ABSTENTION IS SPECIFIED, IN WHICH CASE THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION SO MADE.

      Management knows of no other matters that may properly be, or which are likely to be, brought before the Meeting. However, if any other matters are properly presented at the Meeting, this Proxy will be voted in accordance with the recommendations of management.

         The Board of Directors recommends a vote "FOR" the listed proposals.


________________, 1997              ________________________________________

                                    ________________________________________


                                    ________________________________________
                                    WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                    ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                    PLEASE GIVE FULL TITLE.  IF MORE
                                    THAN ONE TRUSTEE, ALL SHOULD SIGN.
                                    ALL JOINT OWNERS MUST SIGN.